Exhibit 12

PARKER-HANNIFIN CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands)

	Three Months Ended September 30,				Fiscal Year Ended June 30,
	2007		2006		2007		2006		2005		2004		2003
EARNINGS
Income from continuing operations before income taxes	$317,742		$301,659		$1,159,282		$899,958		$738,271		$472,956		$286,608

Add:
Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	21,809		16,312		80,053		71,100		62,482		67,183		75,068

Amortization of deferred loan costs	395		369		1,511		1,888		1,457		2,293		1,786

Portion of rents representative of interest factor	7,250		6,402		29,000		25,609		21,507		21,213		20,585

Equity share of losses of companies for which debt obligations are not guaranteed	139		378		2,124		897						2,895

Amortization of previously capitalized interest	72		69		282		304		280		291		291

Income as adjusted	$347,407		$325,189		$1,272,252		$999,756		$823,997		$563,936		$387,233

FIXED CHARGES

Interest on indebtedness, exclusive of interest capitalized in accordance with FASB #34 and interest on ESOP loan guarantee	$21,809		$16,312		$80,053		$71,100		$62,482		$67,183		$75,068

Capitalized interest			81		436		178

Amortization of deferred loan costs	395		369		1,511		1,888		1,457		2,293		1,786

Portion of rents representative of interest factor	7,250		6,402		29,000		25,609		21,507		21,213		20,585

Fixed charges	$29,454		$23,164		$111,000		$98,775		$85,446		$90,689		$97,439

	11.79	x	14.04	x	11.46	x	10.12	x	9.64	x	6.22	x	3.97	x